Exhibit 99.1
PRESS RELEASE
Contacts:

Home Diagnostics	The Ruth Group
Ronald L. Rubin	Nick Laudico (investors)
Chief Financial Officer	(646) 536-7030
(954) 332-2128	nlaudico@theruthgroup.com

Sabrina Rios	Jason Rando (media)
Corporate Communications Manager	(646) 536-7025
(954) 332-2141	jrando@theruthgroup.com
srios@hdidiabetes.com
Home Diagnostics Reports Third Quarter 2006 Financial Results
Third Quarter 2006 Highlights:
•	Total revenue of $30.1 million

•	Gross margin increased 230 basis points to 63.2% from 60.9% in the prior year

•	Operating income increased 5.3% to $6.3 million from $6.0 million in the prior year

•	Net income increased to $6.4 million from $2.4 million in the prior year

•	Completed initial public offering of 7.6 million shares with 3.3 million sold by the Company
FORT LAUDERDALE, Fla. — November 9, 2006 — Home Diagnostics, Inc. (Nasdaq: HDIX), a leading manufacturer and marketer of diabetes testing supplies, announced today financial results for the third quarter ended September 30, 2006.
Total revenue for the third quarter was $30.1 million, an increase of 1.9% from $29.5 million in the third quarter of 2005. Third quarter 2005 revenue was positively impacted by the August 2005 launch of the Company’s Sidekick system. Excluding this launch, third quarter 2006 revenue increased 7.1% year-over-year.

Gross profit for the third quarter of 2006 was $19.0 million with a gross profit margin of 63.2%, compared to gross profit of $18.0 million with a gross profit margin of 60.9% in the third quarter of 2005. The increased gross profit margin was primarily the result of a higher ratio of strips to meters and higher average selling prices in the period.
Selling, general and administrative expenses were $10.6 million for the third quarter of 2006, compared with $10.2 million in the third quarter of 2005. The year-over-year increase reflects the addition of personnel to support the Company’s growth and costs associated with being a public company.
Research and development expenses were $2.1 million for the third quarter of 2006, compared with $1.8 million in the third quarter of 2005. The year-over-year increase reflects the expansion of the Company’s new product development program including increased personnel and manufacturing process enhancements.
Operating income for the third quarter of 2006 was $6.3 million, a 5.3% increase from operating income of $6.0 million for the third quarter of 2005. Operating margin for the third quarter of 2006 was 20.9%, compared to an operating margin of 20.2% for the third quarter 2005.
Income before income taxes for the third quarter of 2006 was $7.7 million, a 56.8% increase from income before income taxes of $4.9 million for the third quarter of 2005. Third quarter 2006 income before income taxes includes a non-cash gain of $1.3 million for the change in the fair value of the warrant put option versus a non-cash loss of $1.1 million for the comparable period in 2005. The holder of the warrant put option exercised its warrant and sold all of its shares in the initial public offering.
For the three-month period ended September 30, 2006, the Company reported net income of $6.4 million and diluted earnings per share of $0.30 based on weighted average shares outstanding of 16.9 million. Third quarter 2006 net income includes a favorable tax benefit of $1.2 million primarily related to previously unclaimed research and development tax credits for tax years

1998 to 2005. Net income for the three-month period ended September 30, 2005 was $2.4 million or $0.16 per diluted share based on 15.5 million weighted average shares outstanding.
On a non-GAAP basis, third quarter adjusted net income, excluding stock based compensation and the change in fair value of the warrant put option, net of related tax effects; and the research and development tax credit, was $4.0 million. Adjusted net income is a non-GAAP measure which is reconciled to our GAAP net income in the financial schedules accompanying this press release.
Revenue for the first nine months of 2006 was $85.8 million, an increase of 12.2% from $76.5 million in the same period of 2005. Operating income for the first nine months of 2006 was $13.7 million, an 11.0% increase from $12.3 million for the same period in 2005. Net income for the nine-month period ended September 30, 2006 was $9.6 million or $0.57 per diluted share based on 16.6 million weighted average shares outstanding. On a non-GAAP basis, adjusted net income for the nine months ended September 30, 2006, excluding stock based compensation and the change in fair value of the warrant put option, net of related tax effects; and the research and development tax credit, was $9.6 million. Adjusted net income is a non-GAAP measure which is reconciled to our GAAP net income in the financial schedules accompanying this press release.
In September 2006, Home Diagnostics completed its initial public offering of 6,599,487 shares of common stock at a price of $12 per share, 3,300,000 of which were sold by the Company and the remainder by selling shareholders, for net proceeds to the Company of $35.1 million after offering expenses. On October 2, 2006 the underwriters exercised their over-allotment option to purchase 989,923 additional shares of common stock from certain selling stockholders at the public offering price of $12 per share. The Company did not issue any shares or receive any proceeds from the exercise of the over-allotment.
Dick Damron, Jr., President and Chief Executive Officer, said, “Our third quarter reflects the success of our unique co-branding strategy to deliver high quality glucose monitors and strips for diabetic patients at affordable prices. Our relationships with national retailers and distributors place our product in retail drugstores throughout the U.S. and in Europe. We believe our differentiated strategy positions us for continued success in the rapidly growing diabetes market.”

Financial Guidance
For the full year 2006, the Company expects total revenue to be in the range of $112 million to $115 million and non-GAAP adjusted net income to be in the range of $11 million to $12 million. Adjusted net income is a non-GAAP measure and excludes stock based compensation and the change in fair value of the warrant put option, net of related taxes, and the research and development tax credit.
The range of our 2006 guidance takes into account the timing of incremental revenue opportunities from two recently signed mail order contracts, the effects of our recent sales force reorganization, potential initial product sales into Canada and other business opportunities.
Conference Call
Management will hold a conference call on Thursday, November 9, 2006 at 11:00 a.m. EST to discuss the results. The dial-in numbers are 1-877-407-0784 for domestic callers and 1-201-689-8560 for international. A live Web cast of the conference call will be available online from the investor relations page of the Company’s corporate Web site at www.homediagnostics.com. After the live Web cast, the call will remain available on Home Diagnostics’ Web site, www.homediagnostics.com, through February 8, 2007. In addition, a telephonic replay of the call will be available until November 16, 2006. The replay dial-in numbers are 1-877-660-6853 for domestic callers and 1-201-612-7415 for international callers. Please use account number 3055 and conference ID number 218317.
Use of Non-GAAP Financial Matters
This press release and the financial schedules hereto include financial measures and terms not calculated in accordance with generally accepted accounting principles in the United States (GAAP). We believe that presentation of non-GAAP measures such as adjusted net income provides investors and analysts with an alternative method for assessing our operating results in a manner that enables investors and analysts to more thoroughly evaluate our current performance compared to past performance. We also believe this non-GAAP measure provides investors with a better baseline for assessing our future earnings potential. The non-GAAP measure included in this release is provided to give investors access to the types of measures that we use in analyzing our results.
This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP measures. A schedule that reconciles GAAP net income to non-GAAP adjusted net income is included in the financial schedules accompanying this release.
About Home Diagnostics, Inc.
Based in Fort Lauderdale, Florida, Home Diagnostics, Inc. is a leading manufacturer and marketer of diabetes testing supplies. With a portfolio of blood glucose monitors that spans the spectrum from standard to advanced systems, Home Diagnostics, Inc. offers products that can help every person with diabetes better monitor and manage their disease. The Home Diagnostics, Inc. product line includes the Sidekick® Testing System, TrueTrack Smart System®, TrackEASE Smart System®, and Prestige Smart System® blood glucose monitor. For more information please visit www.homediagnostics.com.
Forward-Looking Statements
The above statements include forward-looking statements and are subject to risks and uncertainties. Forward-looking statements give the Company’s current expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business. The statements can be identified by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

All statements other than statements of historical facts included in this release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements.
These forward-looking statements are largely based on our expectations and beliefs concerning future events, which reflect estimates and assumptions made by the Company’s management. These estimates and assumptions reflect the Company’s best judgment based on currently known market conditions and other factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond its control.
Although the Company believes its estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond the Company’s control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this release are not guarantees of future performance, and the Company cannot assure any reader that those statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to the factors listed in the “Risk factors” and “Management’s discussion and analysis of financial condition and results of operations” sections contained in its filings with the Securities and Exchange Commission. All forward-looking statements speak only as of the date of this release. The Company does not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise, except as required by law. These cautionary statements qualify all forward-looking statements attributable to the Company or persons acting on its behalf.
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Home Diagnostics, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September30,
	2005	2006	2005	2006
Net Sales	$29,490,059	$30,059,915	$76,451,173	$85,761,369

Cost of sales	11,539,185	11,052,625	31,082,502	33,517,762

Gross profit	17,950,874	19,007,290	45,368,671	52,243,607

Operating expenses
Selling, general and administrative	10,210,815	10,647,742	28,058,497	32,726,928
Research and development	1,783,634	2,086,096	4,980,269	5,832,944

Total operating expenses	11,994,449	12,733,838	33,038,766	38,559,872

Operating income	5,956,425	6,273,452	12,329,905	13,683,735
Other income (expense)
(Increase) decrease in fair value of warrant put option	(1,071,987)	1,334,151	(2,782,438)	58,700
Interest expense, net	(177,732)	(33,128)	(581,077)	(194,063)
Other, net	205,500	129,917	219,007	28,936

Other income (expense)	(1,044,219)	1,430,940	(3,144,508)	(106,427)

Income before provision for income taxes	4,912,206	7,704,392	9,185,397	13,577,308

Provision for income taxes	(2,466,516)	(1,336,366)	(4,612,171)	(4,020,876)

Net income	$2,445,690	$6,368,026	$4,573,226	$9,556,432

Earnings per common share:
Basic	$0.18	$0.45	$0.33	$0.69

Diluted	$0.16	$0.30	$0.31	$0.57

Weighted average shares used in computing earnings per common share:
Basic	13,703,517	14,150,876	13,750,461	13,857,902

Diluted	15,533,816	16,899,801	14,892,243	16,585,288

Home Diagnostics, Inc.
Supplemental Information
(Unaudited)

	December 31,	September 30,
	2005	2006
Selected Balance Sheet Data:
Cash and cash equivalents	$3,483,424	$28,050,423
Working capital	9,363,661	39,587,129
Total assets	85,614,765	117,821,190
Total debt	5,049,866	—
Total stockholders’ equity	49,145,704	93,657,473

	Nine Months Ended September 30,
	2005	2006
Cash Flow Data:
Cash Provided by Operating Activities	$11,127,925	$12,104,748
Cash Used in Investing Activities	(4,994,932)	(7,388,714)
Cash (Used in) Provided by Financing Activities	(6,553,496)	19,697,672
Revenue by Channel:

	Three Months Ended September 30,
	2005		2006
Retail	$6,294,906	21.3%	$5,476,177	18.2%
Distribution	16,116,574	54.7%	19,013,959	63.2%
Mail Service	4,488,565	15.2%	2,968,047	9.9%
International	2,590,014	8.8%	2,601,732	8.7%

	$29,490,059	100.0%	$30,059,915	100.0%

	Nine Months Ended September 30,
	2005		2006
Retail	$15,649,352	20.5%	$17,508,584	20.4%
Distribution	41,145,006	53.8%	50,300,184	58.6%
Mail Service	11,827,108	15.5%	9,417,049	11.0%
International	7,829,707	10.2%	8,535,552	10.0%

	$76,451,173	100.0%	$85,761,369	100.0%

Home Diagnostics, Inc.
Reconciliation of GAAP Net Income
and Non-GAAP Adjusted Net Income

	Three Months Ended	Nine Months Ended
	September 30, 2006	September 30, 2006
GAAP net income	$6,368,026	$9,556,432

Add (Deduct):
Stock based compensation	145,251	1,335,125
Change in fair value of warrant put option	(1,334,151)	(58,700)
Tax effect of above	(61,180)	(123,500)
R&D credit and other tax adjustments	(1,158,000)	(1,158,000)

Non-GAAP adjusted net income	$3,959,946	$9,551,357